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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) NOVEMBER 16, 1998

                        OCCIDENTAL PETROLEUM CORPORATION
             (Exact name of registrant as specified in its charter)



            DELAWARE                    1-9210                95-4035997
  (State or other jurisdiction        (Commission           (I.R.S. Employer
       of incorporation)              File Number)         Identification No.)



              10889 WILSHIRE BOULEVARD
              LOS ANGELES, CALIFORNIA                             90024
      (Address of principal executive offices)                  (ZIP code)


               Registrant's telephone number, including area code:
                                 (310) 208-8800


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Item 5.   Other Events
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         (1) $200 Million Principal Amount of 6.75% Senior Notes due November
15, 2002 and $400 Million Principal Amount of 7.375% Senior Notes due November 15, 2008 (collectively the "Notes"). Exhibits with respect to the sale of the Notes are filed herewith in connection with the Registration Statement on Form S-3 (File No. 333-52053) declared effective by the Securities and Exchange Commission (the "Commission") on May 12, 1998, that, together with the Registration Statement on Form S-3 (File No. 333-67385) filed on November 16, 1998, pursuant to Rule 462(b) of the rules and regulations of the Commission under the Securities Act of 1933, as amended, relate to an aggregate principal amount of $870,000,000 of senior debt securities of Occidental Petroleum Corporation ("Occidental").


         (2) Occidental Makes Announcement at Annual Analyst Meeting in New York City.

         On November 19, 1998, Occidental announced that it is engaged in a continuous realignment of its asset portfolio to strengthen earnings. By concentrating on growing core assets, Occidental expects to reduce costs. However, Occidental described 1998 as a difficult year. Depressed energy and chemical prices this year are expected to reduce total year 1998 earnings by an estimated $850 million compared with 1997 earnings, assuming 1997 prices had been in effect.

         To partially offset lower prices, Occidental is pressing ahead with programs designed to reduce selling, general and administrative costs by an estimated $200 million annually by the year 2000. Some employee headcount and cost reductions already have been announced at Occidental's corporate offices in Los Angeles, at its oil and gas division in Bakersfield, California, and at its chemical division based in Dallas, Texas.

         As part of its streamlining of its asset base, Occidental is concentrating its oil and gas business in the United States, the Middle East and Latin America. An example of this effort is a major international asset exchange with Shell completed in September, in which Occidental acquired Shell's producing oil holdings in Colombia and Yemen in exchange for Occidental's interests in large gas discoveries in Malaysia and the Philippines that would require long lead times and nearly $2 billion in capital to develop. As a result of the exchange, Occidental is expected to increase its net oil production by approximately 46,000 barrels per day. In 1998 significant cost savings have been achieved at Elk Hills in California and at Qatar's Idd el Shargi North Dome in the Middle East, while production and reserves have increased.

         Occidental's net worldwide oil production in 1999 is expected to increase about 8 percent to 347,000 barrels per day, from 320,000 this year.

         Occidental's worldwide estimated recoverable deposits of oil are expected to increase approximately 22 percent to 1.1 billion barrels at year-end 1998, versus 900 million a year earlier. Of that total, U.S. recoverable deposits of oil will account for 40 percent, compared with 22 percent in 1997, largely reflecting the Elk Hills acquisition.

         In chemicals, Occidental is focusing on being number one or number two in sales of all of its core products, either through internal expansions or alliances with other companies. The Equistar petrochemicals alliance, completed this year with Lyondell Petrochemical Company and Millennium Chemicals, Inc., and a pending vinyls alliance with The Geon Company, to be completed in early 1999, will create leaders in their respective chemical industries and are expected to achieve in the near term annual cost savings net to Occidental of $80 million and $60 million, respectively.


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         Occidental's capital expenditures in 1999 will be an estimated $825 million, down about 20 percent from 1998 and about 47 percent from 1997. Of the total, approximately 80 percent will be allocated to oil and gas, versus approximately 70 percent in recent years. Of the $650 million for oil and gas, $125 million will be allocated to exploration.

Forward-Looking Information
         Portions of this report are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: global commodity pricing fluctuations; competitive pricing pressures; higher than expected costs including feedstocks; the supply/demand considerations for Occidental's products; any general economic recession domestically or internationally; regulatory uncertainties; not successfully completing any development of new fields, expansion, capital expenditure, efficiency improvement, acquisition or disposition; and other risks outlined in Occidental's public filings, including the Annual Report on Form 10-K for the year ended December 31, 1997.

         Occidental has no obligation to update or revise forward-looking statements. In light of the foregoing risks, uncertainties and assumptions, the forward-looking events described in this report might not occur.


Item 7.   Exhibits
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         1.1      Underwriting Agreement, dated November 16, 1998, between
                  Occidental Petroleum Corporation and the Underwriters named therein.

         4.1      Form of 6.75% Senior Note due November 15, 2002.

         4.2      Form of 7.375% Senior Note due November 15, 2008.


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                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      OCCIDENTAL PETROLEUM CORPORATION
                                                 (Registrant)




DATE:    November 19, 1998            S. P. Dominick, Jr.
                                      ------------------------------------------
                                      S. P. Dominick, Jr.,  Vice President and
                                      Controller (Chief Accounting and Duly
                                      Authorized Officer)

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                                  EXHIBIT INDEX
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Exhibit No.                                 Description
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     1.1          Underwriting Agreement, dated November 16, 1998, between
                  Occidental Petroleum Corporation and the Underwriters named therein.

     4.1          Form of 6.75% Senior Note due November 15, 2002.

     4.2          Form of 7.375% Senior Note due November 15, 2008.